                United States Securities And Exchange Commission
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration statement
                        Under the Securities Act of 1933

                           WINMAX TRADING GROUP, INC.
             (Exact Name of Registrant as Specified in its Charter)

                    Florida                        65-0702554
          (State or other jurisdiction of         (IRS Employer
           incorporation or organization)     Identification Number)

           429 Seabreeze Boulevard, Suite 227,
                  Fort Lauderdale, FL                      33316
        (Address of principal executive offices)         (Zip code)

       Registrant's telephone number, including area code: (954) 523-4500

    Agreements with Anthony Sklar, James Friedt, Thomas Meeks, Victor Sopczak
            Employment and Fee Agreement with Richard P. Greene, P.A.
                       Fee Agreement with Eileen V. Booth
                            (Full title of the plans)

                               Deborah F. Moraitis
    2929 East Commercial Boulevard, Suite 701, Fort Lauderdale, Florida 33308
                                 (954) 390-0100

            (Name, address and telephone number of Agent for service)

                                    Copy to:
                             Richard P. Greene, P.A.
                     2455 East Sunrise Boulevard, Suite 905
                            Fort Lauderdale, FL 33304

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------

Title of                              Proposed            Proposed        Amount
Securities            Amount           Maximum             Maximum          of
to be                  to be       Offering Price         Aggregate    Registration
Registered         Registered(1)     per Share (2)      Offering Price      Fee
-----------------------------------------------------------------------------------
Common Stock, $0.001par value:

Anthony Sklar         350,000          $1.00              $350,000        92.40
James Friedt          350,000           1.00               350,000        92.40
Thomas Meeks           25,000           1.00                25,000         6.60
Victor Sopczak         25,000           1.00                25,000         6.60
Richard P. Greene     100,000           1.00               100,000        26.40
Eileen V. Booth         5,000           1.00                 5,000         1.32

TOTAL                                                                 $225.72(3)
-----------------------------------------------------------------------------------

1.   Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered.
2.   The prices hereof may change prior to the effective date of the
     Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).
3.   Reflects the required filing fee.

                                     PART I

Item 1.  Plan Information.

         Not applicable.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not applicable.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

         The Registrant incorporates the following documents by reference in this Registration Statement:

                  (a)      The Registrant's Annual Report on Form 10-KSB for the
                  fiscal year ended December 31, 2000, which was filed with the
                  Securities and Exchange Commission on March 1, 2001;

                  (b)      The Registrant's Quarterly Report on Form 10-QSB for
                  the quarters ended June 30, 2000, September 30, 2000 and March
                  31, 2001, which were filed with the Securities and Exchange
                  Commission on August 17, 2000, November 29, 2000 and May 17,
                  2001, respectively;

                  (c)      The Registrants Articles of Incorporation and
                  Amendments thereto, and the Registrants Bylaws;

                  (d)      All other documents filed by Registrant after the
                  date of this Registration Statement under Section 13(a),
                  13(c), 14 and 15(d) of the Securities Exchange Act of 1934,
                  prior to the filing of a post-effective amendment to this
                  Registration Statement that registers securities covered
                  hereunder that remain unsold.

Item 4.  Description of Securities.

         The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.  The
Company's authorized capitalization is 51,000,000 shares of which 50,000,000 shares are common stock, $.001 par value and 1,000,000 shares are preferred stock, no par value.  There are 2,376,003 shares of common stock issued and outstanding.

         Holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders.  Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors.  The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the Common Stock.

         Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock.  The Common Stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after the satisfaction of all liabilities.  Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  During the last two fiscal years the Company has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Officers and Directors.

         The Registrant is a Florida corporation. The General Corporation Law of
Florida provides authority for broad indemnification of directors, officers, employees and agents.  The Registrant's Articles of Incorporation, as Amended,
incorporate the indemnification provisions of the General Corporation Law of
Florida to the fullest extent provided.

         The Registrant has entered into indemnification agreements with its
Directors indemnifying them against liability and reasonable costs and expenses incurred in litigation arising by reason of the fact that he or she is or was a director, officer, stockholder, employee, or agent of the Registrant, provided that the director acted in good faith and in a manner reasonably intended to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits

Exhibit           Description

5                 Opinion of Richard P. Greene, P.A.

10.1              Agreement between the Company and Anthony Sklar, dated May 5, 2001
10.2              Agreement between the Company and James Friedt, dated May 5, 2001
10.3              Agreement between the Company and Thomas Meeks, dated May 5, 2001
10.4              Agreement beetween the Company and Victor Sopczak, dated May 5, 2001
10.5              Employment and Fee Agreement with Richard P. Greene, P.A., dated May 31, 2001
10.6              Fee Agreement with Eileen V. Booth, dated May 31, 12001

23.1              Consent of Richard P. Greene, P.A.
23.2              Consent of Stark Tinter & Associates, LLC. Certified Public Accountants

Item 9.  Undertakings.

A.       The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration
              statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the
              Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of
Florida, on this 6th day of June, 2001.

Winmax Trading Group, Inc.
(Registrant)

By:  /s/ Ralph Pistor
-------------------------------------
         Ralph Pistor, President and
         Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

By:  /s/ Ralph Pistor
-------------------------------------
         Ralph Pistor, President and
         Chief Executive Officer
         (Principal Executive Officer)

By:  /s/ Ralph Pistor
-------------------------------------
         Ralph Pistor, Chief Financial Officer
         (Principal Financial Officer)

                                  EXHIBIT INDEX

Exhibit           Description                                               Page

5                 Opinion of Richard P. Greene, P.A.

10.1              Agreement between the Company and Anthony Sklar, dated May 5, 2001
10.2              Agreement between the Company and James Friedt, dated May 5, 2001
10.3              Agreement between the Company and Thomas Meeks, dated May 5, 2001
10.4              Agreement between the Company and Victor Sopczak, dated May 5, 2001
10.5              Employment and Fee Agreement with Richard P. Greene, P.A., dated May 31, 2001
10.6              Fee Agreement with Eileen V. Booth, dated May 31, 2001

23.1              Consent of Richard P. Greene, P.A.
23.2              Consent of Stark Tinter & Associates, LLC, Certified Public Accountants